Exhibit 99.1

FOR IMMEDIATE RELEASE:	Contact:
Thomas R. Quinn, Jr.
President and Chief Executive Officer
Phone 717.530.2648
77 East King Street | Shippensburg, PA 17257

Orrstown Bank Announces New Branch at Carlisle Fairgrounds to Provide Banking Services for

Carlisle Events Car Shows

SHIPPENSBURG, PA (April 27, 2011) Orrstown Financial Services, Inc. (NASDAQ: ORRF), parent company of Orrstown Bank, is pleased to announce the opening of its newest seasonal branch office at the Carlisle Fairgrounds. This branch will provide banking services for Carlisle Events beginning April 27, 2011 with the first show of the season, Spring Carlisle.

Thomas R. Quinn, Jr., President & CEO, commented, “We are excited about our partnership with Bill Miller, Jr. and his team at Carlisle Events. The vendors and hundreds of thousands of attendees throughout the season have a tremendous economic impact on Carlisle and the surrounding area, and we are honored to work with an organization that is the preferred auto show destination for enthusiasts and collector car hobbyists worldwide. This is just one more way that Orrstown Bank delivers on its mission statement: We Help Customers Realize their Dreams.”

Bill Miller, Jr., Co-owner of Carlisle Events added, “Each and every year Carlisle Events looks for ways to enhance our guests’ experiences. This year we will be able to make car buying a very simple process. Carlisle Events and Orrstown Bank are teaming up to have a complete turnkey package to drive the car of your dreams home. Orrstown Bank will do on-the-spot-financing from their new branch located right on the fairgrounds in Building T. Title transfer and license plates will complete the transaction and the happy buyer will be on his way! Just need extra cash? Orrstown Bank will have cash advance services there, too.”

With over $1.5 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.

Safe Harbor Statement: This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the Corporation’s business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the recent Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.’s filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

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